Teche
                                 Holding Company
                               Franklin, Louisiana


                                                           For Immediate Release
                                                        Thursday, March 23, 2006
                                                   For More Information Contact:
                                               Patrick Little, President and CEO
                                                                  (337) 560-7151

          Teche Holding Company Announces New Stock Repurchase Program
                  And Completion of Previous Repurchase Program

         New Iberia, Louisiana - March 23, 2006- Teche Holding Company (AMEX-TSH), the holding company for Teche Federal Bank, today announced it has adopted a program to repurchase up to approximately 5% or an additional 113,000 shares of the Company's common stock.

         Under a previous program, Teche purchased 66,000 shares of its common stock at an average cost of $39.46 per share. As a result of the repurchase, the Company has approximately 2,266,000 shares issued and outstanding.

         The repurchases will be made in accordance with the plan and are expected to be made in open-market and through privately negotiated transactions, subject to the availability of stock, market conditions, the trading price of the stock and the Company's financial performance. Such repurchased shares will become treasury shares and will be utilized for general corporate and other purposes, including the issuances of shares in connection with the exercise of stock options. The repurchase program is expected to be completed in 12 to 18 months, at which time the Company may terminate or continue the program.

         The Bank operates through its main office and eighteen (18) branch offices. The Federal Deposit Insurance Corporation (FDIC) insures the Bank's deposits up to legal maximum limits.

         This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Teche Holding Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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